UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2022

APPLIED UV, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39480	84-4373308
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

150 N. Macquesten Parkway Mount Vernon, NY	10550
(Address of principal executive offices)	(Zip Code)

(914) 665-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AUVI	The Nasdaq Stock Market LLC
10.5% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	AUVIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2022, Alastair Clemow resigned from the board of directors of Applied UV, Inc. (the “Company”). Mr. Clemow was Chairman of the Company’s Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Clemow resigned as a result of Max Munn nominating and voting for two persons that were not among the Company’s nominees. Mr. Clemow’s resignation letter is attached hereto as Exhibit 99.1.

On May 17, 2022, Eugene Bauer resigned from the board of directors of the Company. Mr. Bauer was Chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Bauer resigned immediately prior to the Company’s Annual Shareholders’ Meeting when he became aware that he would not be re-elected to the Company’s board of directors. Mr. Bauer objected to the fact that Max Munn nominated and voted for two persons that were not among the Company’s nominees. Mr. Bauer’s resignation letter is attached hereto as Exhibit 99.2.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company convened its virtual Annual Stockholder Meeting (the “Meeting”) on May 17, 2022 at 1:00 p.m. Eastern Time. A quorum was present for the Meeting.

At the Meeting, three proposals were submitted to the stockholders for approval as set forth in the definitive Proxy Statement as filed with the SEC on April 7, 2022. As of the record date, March 21, 2022, a total of 13,288,174 shares of common stock of the Company (“Common Stock”) were issued and outstanding and entitled to vote. As of the record date, the Company also had 2,000 shares of Series X Super Voting Preferred Stock (“Series X Preferred Stock”) issued and outstanding, which is entitled to vote with the Common Stock at a rate of 1,000 votes per share. The Common Stock and the Series X Preferred Stock constitute all of the voting securities of the Company. The holders of record of 10,574,878 shares of Common Stock and 2,000 shares of Series X Preferred Stock were present in person or represented by proxy at said meeting. Such amounts represented approximately 79.6% of the Common Stock entitled to vote at such meeting and approximately 82.3% of Company’s total voting power.

At the Meeting, the stockholders approved three of the three proposals submitted. The votes on the proposals were cast as set forth below:

1.	Proposal No. 1 – Election of directors. The stockholders elected five of the six director nominees presented to the stockholders by the Company: Max Munn, Alastair Clemow, Eugene Burleson, Dallas Hack and John Andrews. A seventh director nominee, Eugen Bauer, resigned from the board prior to votes being cast at the annual meeting. Joel Kanter, the Company’s former Chairman was not re-elected by the stockholders. The stockholders also elected the two nominees of Mr. Max Munn: Monica Woo and Joseph Luhukay. All of the nominees elected were elected to serve one-year terms as directors until successors are elected and qualified.

Name	For	Withhold	Broker Non-Vote
Eugene Burleson	7,484,560	357,563	2,732,755
Alastair Clemow	7,506,478	335,645	2,732,755
Dallas Hack	7,504,508	337,615	2,732}55
Joel Kanter	683,195	158,928	2,732,755
Max Munn	7,654,336	187,787	2,732,755
John Andrews	7,683,485	158,638	2,732,755
Joseph Luhukay	7,000,000	0	0
Monica Woo	7,000,000	0	0
2.	Proposal No. 2 – Ratification of the Auditors. The stockholders ratified and approved the appointment of Mazars USA LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022.

For	Against	Abstain	Broker Non-Vote
10,224,504	127,536	222,838	0
3.	Proposal No. 3 – Approval of the Amendment to the Company’s 2020 Omnibus Incentive Plan (the “Plan”). The stockholders approved the (i) increase the number of shares of common stock subject to the Plan from 600,000 to 2,500,000 shares; and (ii) increase the individual limitations on grants from 60,000 to 250,000.

For	Against	Abstain	Broker Non-Vote
7,447,373	386,022	8,728	2,732,755

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Resignation email dated May 17, 2022 from Alastair Clemow.
99.2	Resignation letter dated May 17, 2022 from Eugene Bauer
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED UV, INC.

Date: May 23, 2022	By: /s/ John Andrews
Name: John Andrews
Title: Chief Executive Officer

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